Exhibit 99.1

FOR IMMEDIATE RELEASE

COUNTY BANCORP, INC. ANNOUNCES THIRD QUARTER DIVIDEND

Manitowoc, WI, August 19, 2020 – County Bancorp, Inc. (NASDAQ: ICBK), the parent company for Investors Community Bank, announced that on August 18, 2020 its Board of Directors declared a quarterly cash dividend of $0.07 per share. The dividend will be payable on September 18, 2020 to shareholders of record as of September 4, 2020.

“We are pleased to announce our dividend payment as we continue to successfully serve our customers while navigating through the pandemic.  Our second quarter results of 2020 showed improvement from the first quarter, and the dividend reflects our future cautious optimism and our commitment to returning shareholder value,” stated Tim Schneider, President of the Company and CEO of the Bank.

About County Bancorp, Inc.

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and our wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin.  The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches we have developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending.  We also serve business and retail customers throughout Wisconsin, with a focus on northeastern and central Wisconsin.  Our customers are served from our full-service locations in Manitowoc, Appleton, Green Bay, and Stevens Point and our loan production offices in Darlington, Eau Claire, Fond du Lac and Sheboygan.   Visit our Investor Relations site at Investors.ICBK.com for more details.

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Investor Relations Contact

Glen L. Stiteley

EVP - CFO, Investors Community Bank

Phone: (920) 686-5658

Email: gstiteley@icbk.com